EXHIBIT 99.1

FOR IMMEDIATE RELEASE/May 18, 2005

Una S. Ryan, Ph.D.	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Joan Kureczka
AVANT Immunotherapeutics, Inc.	AVANT Immunotherapeutics, Inc.	Kureczka/Martin Associates
(781) 433-0771	(781) 433-0771	(415) 821-2413
	info@avantimmune.com	jkureczka@comcast.net

AVANT MONETIZES ROYALTY STREAM FROM ROTARIX® THROUGH
TRANSACTION WITH PAUL ROYALTY FUND

NEEDHAM, MA (May 18, 2005):  AVANT Immunotherapeutics, Inc. (Nasdaq:  AVAN) today announced that the Company has entered into an agreement whereby an affiliate of Paul Royalty Fund II, L.P. (PRF) will purchase for up to $61 million an interest in the net royalties AVANT will receive on worldwide sales of Rotarix®. AVANT expects to receive $50 million of this funding within the next twelve months. At the same time, AVANT retains substantial upside in future Rotarix® royalty revenues depending on commercial success. Rotarix® is licensed to GlaxoSmithKline (GSK).

“This transaction will provide us with a significant and non-dilutive capital infusion to invest in those programs that we expect will return maximum shareholder value,” stated Una S. Ryan, Ph.D., AVANT’s President and Chief Executive Officer. “We will be utilizing the proceeds to progress our cardiovascular immunotherapeutic programs in the clinic, complete the validation and staffing of our new manufacturing facility, and advance our pipeline of oral vaccines to combat a wide range of bacterial threats.”

Dr. Ryan continued, “Rotarix® underscores our ability to develop commercially successful oral vaccine products. By entering into this agreement with PRF, we are reaping the benefits of that success today so that we can create more and higher value products tomorrow.”

The terms of the agreement with PRF include an unconditional payment from PRF totaling $10 million ($5 million paid at closing and $5 million due on December 1, 2005); and the following milestone payments:

•                  $40 million on product launch in the European Union, currently expected for the first half of 2006; and

•                  Between $11 and $9 million on product launch in the United States, depending on date of launch.

AVANT retains half of up to $5.5 million of future gross milestones payable by GSK, increasing the total value to AVANT to up to $63.75 million (excluding any upside participation in Rotarix® royalties). In addition, AVANT retains substantial upside participation in the worldwide net royalty stream from

Rotarix® if worldwide net royalties exceed $27.5 million per year or once PRF receives an agreed upon return on capital invested (2.45 times PRF’s aggregate cash payments to AVANT). If Rotarix® is not launched in the U.S. by the end of 2009, either PRF or AVANT can opt out of the related milestone, whereby AVANT will retain all U.S. derived royalties.

GSK gained approval for Rotarix® in Mexico during 2004, the first in an expected series of worldwide approvals, and plans to launch Rotarix® in additional Latin American countries as well as Asia Pacific countries during the course of 2005. GSK has already filed for market approval in more than 30 countries worldwide, as well as with the European regulatory authorities, which triggered a $2 million milestone payment to AVANT in January 2005. Royalty payments from Rotarix® sales should begin in 2005. Royalty rates on Rotarix® ramp up from 7% to 10% based on net product sales in countries in which Rotarix® has valid patent protection. These royalty rates are discounted by 30% for “non-patent” countries (primarily international markets). AVANT licensed-in the Rotarix® technology in 1995 and owes a license fee of 30% to Cincinnati Children’s Hospital Medical Center (CCH) on net royalties received from GSK. CCH will not receive any portion of the funding to be paid by PRF, and will receive their license fees on the Rotarix® technology as and if royalties are received by AVANT from GSK. AVANT’s arrangements with GSK and CCH are unaffected by the transaction with PRF.

About AVANT Immunotherapeutics, Inc.

AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. Six of AVANT’s products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of bacteria-fighting products for biodefense, travelers’ vaccines, and global health needs based on AVANT’S rapid-protecting, single-dose, oral and temperature stable vaccine technology.

Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:  http://www.avantimmune.com.

About Paul Royalty Funds and Paul Capital Partners

The Paul Royalty Funds comprise one of the largest dedicated healthcare funds globally, with approximately $1 billion in capital commitments.  The Paul Royalty Funds have made 22 investments in the pharmaceutical, biotechnology, and medical device sectors valued at more than $500 million.  These investments are focused on commercial stage companies and products, and consist of investments in the form of royalties, revenue interests and equity.  Paul Capital Partners has raised almost $5 billion in commitments for its three investment platforms and has offices in New York, San Francisco, Paris and London.

Additional information on Paul Capital Partners and the Paul Royalty Funds may be obtained through the site on the World Wide Web at http://www.paulcapital.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT’s current views with respect to future events and financial performance related to the monetization of Rotarix®.  These forward-looking statements are based on management’s beliefs and assumptions and information currently available.  The words

“believe”, “expect”, “anticipate”, “intend”, “estimate”, “project” and similar expressions which do not relate solely to historical matters identify forward-looking statements.  Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.  These factors include, but are not limited to: (1) the process of obtaining regulatory approval for the sale of Rotarix® in the various jurisdictions GSK has targeted for launch, including major markets which could account for a significant portion of the royalties payable to AVANT; (2) GSK’s strategy and business plans to launch and supply Rotarix® worldwide, including in the U.S. and other major markets; (3) GSK’s timing and success in commercializing Rotarix®; (4) the possibility that competitors of GSK will develop and commercialize rotavirus vaccines that will adversely affect the volume or profitability of sales of Rotarix® or be perceived as superior disease prevention alternatives; (5) unexpected developments affecting the safety or efficacy of Rotarix®; (6) the effects on volume and pricing of sales of Rotarix®, of the availability of reimbursement from third-party payors, including national health care agencies, private health insurance plans, and health maintenance organizations; (7) the ability to maintain patent protection for technologies underlying Rotarix®, the validity of patents in various jurisdictions, and the breadth of relevant patent claims; (8) the risk of product liability claims, product recalls and associated adverse publicity with respect to a vaccine like Rotarix® which is expected to be recommended for routine administration to children; and (9) other factors detailed from time to time in filings with the Securities and Exchange Commission.  We expressly disclaim any responsibility to update forward-looking statements.